UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Rezolute, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	27-3440894
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

201 Redwood Shores Parkway, Suite 315 Redwood City, CA	94065
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.001 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

On June 18, 2021, Rezolute, Inc., a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly owned subsidiary, Rezolute Nevada Merger Corporation, a Nevada corporation (the “Registrant”), pursuant to an Agreement and Plan of Merger, dated as of June 18, 2021 (the “Reincorporation Merger Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (the “Reincorporation Merger”). At the effective time of the Reincorporation Merger (the “Effective Time”), the Registrant was renamed “Rezolute, Inc.” and succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant immediately prior to the Reincorporation Merger all by operation of law. The Reincorporation Merger Agreement was adopted by the holders of Predecessor Common Stock (as defined below) at the 2021 annual meeting of the stockholders of the Predecessor Registrant held on May 26, 2021. Unless the context otherwise requires, the term “the Company” refers to the Predecessor Registrant and its subsidiaries with respect to the period prior to the Effective Time and to the Registrant and its subsidiaries with respect to the period on and after the Effective Time.

At the Effective Time, pursuant to the Reincorporation Merger Agreement, each outstanding share of common stock, par value $0.001 per share, of the Predecessor Registrant automatically converted into one share of common stock, par value $0.001 per share, of the Registrant.

In accordance with Rule 12g-3 under the Exchange Act, the shares of common stock of the Registrant were deemed to be registered under Section 12(b) of the Exchange Act as the successor to the Predecessor Registrant. The Registrant, as successor to the Predecessor Registrant hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of common stock of the Registrant continue to be listed on the Nasdaq Capital Market under the symbol “RZLT”.

Item 1.	Description of Registrant’s Securities to be Registered

The Registrant hereby incorporates by reference the description of common stock contained in the section entitled “Proposal 4 Reincorporation Proposal” in the Predecessor Registrant’s definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on April 28, 2021 under the Nevada sub-headings, including the following captions: “Amendment of Charter Documents,” “Stockholder Action by Written Consent,” “Special Meetings of Stockholders,” “Number of Directors,” “Removal of Directors,” “Declaration and Payment of Dividends,” and “Business Combinations.”

Item 2.	Exhibits.

Exhibit No.	Description
3.1	Agreement and Plan of Merger, dated June 18, 2021.*
3.2	Amended and Restated Articles of Incorporation of Rezolute, Inc.*
3.3	Amended and Restated Bylaws of Rezolute, Inc.*
3.4	Certificate of Merger, dated June 18, 2021*
3.5	Articles of Merger, dated June 18, 2021*

*	Incorporated herein by reference to the Company’s current report on Form 8-K dated June 18, 2021 (File No. 001-39683).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Rezolute, Inc.

By:	/s/ Nevan Elam
Name: Title:	Nevan Elam Chief Executive Officer

Date: June 18, 2021